EXHIBIT 21

SUBSIDIARIES OF WAL-MART STORES, INC.

The following list details certain of the subsidiaries of Wal-Mart Stores, Inc. Subsidiaries not included in the list are omitted because, in the aggregate, they are insignificant as defined by Item 601(b)(21) of Regulation S-K.

SUBSIDIARY	ORGANIZED OR INCORPORATED	PERCENT OF EQUITY SECURITIES OWNED	NAME UNDER WHICH DOING BUSINESS OTHER THAN SUBSIDIARY’S
Wal-Mart Stores East, LP	Delaware, U. S.	100%	Wal-Mart
Wal-Mart Property Company	Delaware, U. S.	100%	NA
Wal-Mart Real Estate Business Trust	Delaware, U. S.	100%	NA
ASDA Group Limited	England	100%	ASDA/Wal-Mart

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